Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2008 EARNINGS

Highlights:

•	Total operating income for the water products and personal care and industrial biocides businesses increased 17 percent from the prior year quarter.

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Earnings per share from continuing operations were $0.23 during the first quarter of 2008, compared to $0.58 per share ($0.26 excluding the gain on the completion of a contract) for the prior year quarter.

•	Second quarter earnings per share from continuing operations are expected to be in the $1.30 to $1.40 range.

•	The Company reaffirms its full-year 2008 earnings guidance.

•	The Company received the preliminary determination for the second administrative review period, reducing the antidumping duty rate from 76 percent to 23 percent for that period.

NORWALK, Conn., May 6, 2008 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the first quarter of 2008 of $347.1 million, a nine percent increase, compared to $317.4 million reported in 2007. Earnings per share from continuing operations for 2008 were $0.23 on $5.7 million of income. Earnings per share from continuing operations were $0.58 for 2007 on $14.1 million of income, which included a pre-tax gain of $12.8 million related to the completion of a contract with the U.S. Government. Excluding this item, earnings from continuing operations were $0.26 per share on $6.3 million of income for 2007.

Segment operating income was $12.2 million in 2008 compared to $26.9 million in 2007. Included in the 2007 segment operating income was a $12.8 million gain related to the completion of the contract with the U.S. Government. Excluding the gain, segment operating income was $14.1 million in 2007.

“We are pleased with our first quarter results, which were driven principally by our industrial biocides and water products businesses, where we benefited both from profitable growth and from ongoing margin-improvement plans,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “Wood protection earnings met our expectations as the positive contribution from the acquisition of the Company’s Australian joint venture offset lower demand due to continued weakness in the U.S. housing and construction markets. Performance Products results were lower than our expectations due to record oil-based raw material costs. While we have raised prices wherever possible to offset these rising costs, market conditions are limiting our ability to recover their full impact. We continue to expect 2008 to be another year of double-digit earnings improvement, despite pressures from the very challenging macroeconomic environment in the U.S. combined with persistently higher-than-expected raw material costs,” said Mr. Campbell.

The following compares segment sales and operating income (loss) for the first quarters of 2008 and 2007 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $293.6 million and operating income of $21.6 million compared with sales of $263.6 million and operating income of $20.0 million in 2007.

HTH Water Products

HTH water products reported sales of $97.8 million and operating income of $6.0 million compared to sales of $95.6 million and operating income of $4.5 million for 2007.

Sales increased $2.2 million, or approximately two percent, due to improved pricing in the South African market and favorable product mix in North America. Favorable foreign exchange was offset by lower volumes, primarily in the European market, as a result of shedding marginal business.

Operating income improved $1.5 million as a result of higher sales and lower raw material costs. Higher selling expenses to support sales growth were offset by the absence of severance costs related to the reorganization of the European operations included in the 2007 operating results.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $80.4 million and operating income of $15.9 million compared to sales and operating income of $76.9 million and $14.2 million, respectively, in 2007.

Sales increased $3.5 million, or approximately five percent, principally due to higher volumes, resulting from increased demand for industrial biocides used in building products and marine antifouling paints. Additionally, favorable foreign exchange more than offset lower pricing due to competitive pressures in worldwide markets, particularly in building products.

Operating income increased $1.7 million, primarily due to the improved sales volumes and the benefit from the Company’s profit improvement plans.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $115.4 million and an operating loss of $0.3 million compared to sales and operating income of $91.1 million and $1.3 million, respectively, in 2007.

Sales increased $24.3 million, or approximately 27 percent, primarily due to the acquisition ($17.0 million or approximately 19 percent). Excluding the acquisition, sales increased by $7.3 million or approximately eight percent, due to favorable foreign exchange. Higher volumes for the industrial coatings business as a result of increased demand in the Eastern European market were offset by lower volumes in the wood protection business due to the slowdown in the U.S. construction market that began impacting the business in the second quarter of 2007.

Operating results were $1.6 million lower than the prior year as the positive contribution of the acquisition was more than offset by higher raw material costs for both businesses.

Performance Products

Performance Products reported sales of $53.5 million and an operating loss of $0.3 million compared with sales and operating income of $53.8 million and $15.1 million, respectively, in 2007. Included in the 2007 operating results was a gain of $12.8 million related to the completion of a contract with the U.S. Government. Excluding the gain, 2007 operating income was $2.3 million.

Performance urethanes sales were comparable to the prior year as improved pricing for polyol and glycol products was offset by lower demand in the polyol and glycol markets due to competitive pressures and the slowing U.S. economy. Operating results decreased $2.3 million due to higher raw material costs, principally propylene, driven by record crude oil prices.

Hydrazine sales were comparable to the first quarter of 2007. The increased demand for hydrazine hydrates offset the lower pricing for Ultra PureTM hydrazine. Operating income, excluding the 2007 gain on the completion of the government contract, was also comparable to prior year.

General Corporate Expenses

General corporate expenses increased principally due to higher compensation-related expense.

Antidumping Ruling

In April 2008, the U.S. Department of Commerce (“DOC”) announced its preliminary determination related to an administrative review for the period of June 1, 2006 through May 31, 2007. The DOC has preliminarily determined that the rate for the Company’s supplier for this period should be reduced from 76 percent to 23 percent. The determination relates to chlorinated isocyanurates (“isos”) that the Company imported from a major Chinese supplier. Arch expects the DOC to issue its final determination for this review period in the fourth quarter of 2008. Assuming a final duty rate consistent with this determination, the Company would expect to recognize a net pre-tax benefit of approximately $8 million in the fourth quarter of 2008, consistent with its previous guidance. This preliminary determination has no impact on the rate the Company is paying on cash deposits for its current imports, which is at 20 percent.

2008 Outlook

The Company anticipates earnings per share from continuing operations in the second quarter of 2008 to be in the $1.30 to $1.40 range, compared to earnings per share from continuing operations of $1.39 during the second quarter of 2007 (which excludes charges of $0.48 per share for restructuring and related asset impairment charges). The improvement in Treatment Products, principally driven by the Company’s HTH water products business and, to a lesser extent, the industrial biocides business, will be offset by lower operating results for Performance Products due to higher raw material costs.

For full year 2008, sales are expected to increase by approximately six to eight percent; the increase from previous guidance is due to the impact of favorable foreign exchange. Earnings per share from continuing operations before special items are forecast to be in the $2.55 to $2.65 range. Depreciation and amortization are estimated to be approximately $48 million. Capital spending is anticipated to be in the $50 to $55 million range. The effective tax rate is estimated to be 36 percent. Excluded from the guidance above is an expected $2.0 million pre-tax charge, or approximately $0.05 per share, related to a pension settlement to be recognized in 2008, associated with severance recorded in 2007.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2008 earnings conference call on Tuesday, May 6, 2008 at 11:00 a.m. (ET) at http://www.archchemicals.com.

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If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 264-8904, passcode 5556047, in the United States, or (913) 312-0835, passcode 5556047, outside the United States.

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A telephone replay will be available from 1:00 p.m. on Tuesday, May 6, 2008 until 6:00 p.m. (ET) on Tuesday, May 13, 2008. The replay number is (888) 203-1112, passcode 5556047; from outside the United States, please call (719) 457-0820, passcode 5556047.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Sales	$347.1	$317.4
Cost of Goods Sold	253.4	226.5
Selling and Administration	76.1	72.1
Research and Development	5.5	4.7
Other (Gains) and Losses (b)	—	(12.8)
Interest Expense, net	3.3	4.5

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	8.8	22.4
Equity In Earnings of Affiliated Companies	0.1	—
Income Tax Provision	3.2	8.3

Income from Continuing Operations	5.7	14.1
Income from Discontinued Operations, net of Tax (c)	—	0.5

Net Income	$5.7	$14.6

Basic Income Per Share:
Continuing Operations	$0.23	$0.58
Income from Discontinued Operations (c)	—	0.02

Basic Income Per Share	$0.23	$0.60

Diluted Income Per Share:
Continuing Operations	$0.23	$0.58
Income from Discontinued Operations (c)	—	0.02

Diluted Income Per Share	$0.23	$0.60

Weighted Average Common Stock Outstanding - Basic	24.8	24.2
Weighted Average Common Stock Outstanding - Diluted	24.9	24.4

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted prior period results to include the results of operations as discontinued operations in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	Represents a gain for the completion of a contract with the U.S. Government.
(c)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela through the date of sale in September 2007.

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before other (gains) and losses to provide comparability for the three months ended March 31, 2007.

	Three Months Ended March 31, 2007
	Income	EPS
Income from Continuing Operations	$14.1	$0.58
Less: Gain on completion of contract with the U.S. Government, net of tax	(7.8)	(0.32)

Income from Continuing Operations Before Other (Gains) and Losses	$6.3	$0.26

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2008 (a)	December 31, 2007
Assets:
Cash & Cash Equivalents	$50.3	$73.7
Accounts Receivable, Net (b)	202.1	182.7
Short-Term Investment (b)	57.5	64.1
Inventories, Net	252.4	207.1
Other Current Assets	28.6	31.6

Total Current Assets	590.9	559.2
Investments and Advances - Affiliated Companies at Equity	2.0	1.9
Property, Plant and Equipment, Net	208.0	201.4
Goodwill	199.9	206.8
Other Intangibles	157.5	149.6
Other Assets	77.3	75.3

Total Assets	$1,235.6	$1,194.2

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$43.2	$29.1
Current Portion of Long-Term Debt	62.2	0.3
Accounts Payable	224.8	199.5
Accrued Liabilities	79.8	108.0

Total Current Liabilities	410.0	336.9
Long-Term Debt	135.0	178.8
Other Liabilities	200.6	204.1

Total Liabilities	745.6	719.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.8 Shares Issued and Outstanding (24.7 in 2007)	24.8	24.7
Additional Paid-in Capital	452.2	451.6
Retained Earnings	47.7	47.0
Accumulated Other Comprehensive Loss	(34.7)	(48.9)

Total Shareholders’ Equity	490.0	474.4

Total Liabilities and Shareholders’ Equity	$1,235.6	$1,194.2

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program, see Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables has been reflected as a short-term investment. As of March 31, 2008, the Company had sold $38.5 million of participation interests in $96.0 million of accounts receivable and, as of December 31, 2007, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2008	2007
Operating Activities:
Net Income	$5.7	$14.6
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Used in Operating Activities:
Income from Discontinued Operations	—	(0.5)
Equity in Earnings of Affiliated Companies	(0.1)	—
Depreciation and Amortization	11.2	11.3
Deferred Taxes	0.6	4.9
Other (Gains) and Losses	—	(12.8)
Restructuring Payments	(0.2)	—
Changes in Assets and Liabilities, Net of Sale of Businesses:
Accounts Receivable Securitization Program	38.5	47.0
Receivables	(48.2)	(36.7)
Inventories	(41.3)	(50.4)
Other Current Assets	1.3	(0.5)
Accounts Payable and Accrued Liabilities	(7.8)	12.1
Noncurrent Liabilities	(4.0)	(1.6)
Other Operating Activities	(0.6)	(1.9)

Net Operating Activities from Continuing Operations	(44.9)	(14.5)
Cash Flows of Discontinued Operations	—	(1.3)

Net Operating Activities	(44.9)	(15.8)

Investing Activities:
Capital Expenditures	(12.0)	(9.2)
Business Acquired in a Purchase Transaction	(0.2)	—
Proceeds from Sale of Business	2.7	—
Proceeds from the Sale of Land and Property	0.7	2.8
Cash Flows of Discontinued Operations	—	—
Other Investing Activities	—	(1.4)

Net Investing Activities	(8.8)	(7.8)

Financing Activities:
Long-Term Debt Borrowings	55.0	150.0
Long-Term Debt Repayments	(37.0)	(149.2)
Short-Term Borrowings (Repayments), Net	13.8	2.8
Dividends Paid	(5.0)	(4.9)
Cash Flows of Discontinued Operations	—	(0.8)
Proceeds from Stock Options Exercised and Other Financing Activities	0.7	3.5

Net Financing Activities	27.5	1.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.8	0.4

Net Decrease in Cash and Cash Equivalents	(23.4)	(21.8)
Cash and Cash Equivalents, Beginning of Year	73.7	82.4

Cash and Cash Equivalents, End of Period	$50.3	$60.6

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its 2007 financial statements to reflect the Venezuelan business as a discontinued operation in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2008	2007
Sales:
Treatment Products:
- HTH Water Products	$97.8	$95.6
- Personal Care and Industrial Biocides	80.4	76.9
- Wood Protection and Industrial Coatings	115.4	91.1

Total Treatment Products	293.6	263.6
Performance Products:
- Performance Urethanes	49.0	49.1
- Hydrazine	4.5	4.7

Total Performance Products	53.5	53.8

Total Sales	$347.1	$317.4

Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$6.0	$4.5
- Personal Care and Industrial Biocides	15.9	14.2
- Wood Protection and Industrial Coatings	(0.3)	1.3

Total Treatment Products	21.6	20.0
Performance Products:
- Performance Urethanes	(0.3)	2.0
- Hydrazine (c)	—	13.1

Total Performance Products	(0.3)	15.1

	21.3	35.1
General Corporate Expenses (d)	(9.1)	(8.2)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	12.2	26.9
Equity in Earnings of Affiliated Companies	(0.1)	—

Total Operating Income	12.1	26.9
Interest Expense, net	(3.3)	(4.5)

Income from Continuing Operations before Taxes and Equity in Earnings of Affiliated Companies	$8.8	$22.4

(a)	Unaudited. Prior period results have been adjusted as a result of the sale of the performance urethanes business in Venezuela.
(b)	Includes equity in earnings of affiliated companies.
(c)	First quarter 2007 includes a $12.8 million gain for the completion of a contract with the U.S. Government.
(d)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.